Exhibit 99.1

FOR IMMEDIATE RELEASE:

American Midstream Partners, LP Completes Acquisition of 50%

Interest in Burns Point Gas Plant

DENVER, CO –December 1, 2011– American Midstream Partners, LP (NYSE: AMID) announced today that it has completed the acquisition of a 50% interest in the Burns Point Gas Plant (“Burns Point”) from Marathon Oil Company, a wholly owned subsidiary of Marathon Oil Corporation (NYSE: MRO), for $35.5 million in cash. As previously announced, management expects to recommend to the Board of Directors of American Midstream’s general partner an increase of $0.02 in the quarterly distribution per unit.

Burns Point is a cryogenic processing plant located in St. Mary Parish, Louisiana. Enterprise Gas Processing LLC, an affiliate of Enterprise Products Partners (“Enterprise”), is the operator of the plant and owns the remaining 50% interest. Burns Point processes raw gas sourced offshore from American Midstream’s Quivira system, from the Gulf South Pipeline and from other onshore producers. The residue gas from the plant is transported via pipeline to Gulf South Pipeline and Tennessee Gas Pipeline, while the natural gas liquids (“NGLs”) are transported via pipeline to an Enterprise-operated fractionator. The plant capacity is currently 165 million cubic feet per day.

“We are pleased to have completed our first accretive acquisition less than 5 months after our initial public offering,” said Brian Bierbach, President and Chief Executive Officer of American Midstream. “As previously stated, this acquisition enhances our existing assets, further solidifies our presence in an important system and is accretive to our unitholders.”

About American Midstream Partners

Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.americanmidstream.com.

Forward Looking Statements

This press includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “will”, “potential” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in our prospectus dated July 26, 2011 that was filed with the SEC on July 27, 2011. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.